Exhibit 99.1

SOUTHERN COMPANY, KINDER MORGAN FINALIZE SOUTHERN NATURAL GAS PIPELINE STRATEGIC VENTURE
Companies share ownership of existing pipeline system,
plan to explore future infrastructure development opportunities

ATLANTA, Ga. and HOUSTON, Texas - Sept. 1, 2016 - Southern Company (NYSE:SO) and Kinder Morgan, Inc. (NYSE: KMI) today announced the closing of their natural gas pipeline venture through Southern Company’s acquisition of a 50 percent equity interest in the Southern Natural Gas (SNG) pipeline system through a subsidiary of Southern Company Gas. As previously announced, Kinder Morgan will continue to operate the system and the companies are pursuing specific growth opportunities to develop additional natural gas infrastructure for the strategic venture.

Southern Company, one of the nation’s largest natural gas consumers and distributors, and Kinder Morgan, a recognized leader in natural gas pipeline development and operations, will work together to advance both companies’ efforts to develop infrastructure important to America’s energy future.

“This strategic venture aligns with Southern Company’s previously discussed infrastructure development strategy and builds on Southern Company Gas’ midstream pipeline experience,” said Southern Company Chairman, President and CEO Thomas A. Fanning. “With our new ownership stake in Southern Natural Gas we look forward to working with Kinder Morgan to explore future opportunities to deliver natural gas to customers.”

SNG is an approximately 7,000-mile pipeline system connecting natural gas supply basins in Texas, Louisiana, Mississippi and Alabama to markets in Louisiana, Mississippi, Alabama, Florida, Georgia, South Carolina and Tennessee. SNG is a principal transporter of natural gas to

Alabama, Georgia and South Carolina, which are part of one of the fastest-growing natural gas demand regions in the United States.

“The Southern Company system has been a valued customer of SNG for many years and this joint venture is expected to greatly benefit the shareholders of both companies,” said Norman G. Holmes, president of Kinder Morgan South Region Pipelines. “We are very pleased to begin pursuing the growth opportunities this strategic relationship should provide.”

As previously disclosed, Kinder Morgan plans to use all of the proceeds from this transaction to reduce debt at Kinder Morgan.

Jones Day, Gibson Dunn & Crutcher LLP, Troutman Sanders LLP and Balch & Bingham LLP are serving as legal counsel to Southern Company, and Bracewell LLP and Weil, Gotshal & Manges LLP are serving as legal counsel to Kinder Morgan.

About Kinder Morgan
Kinder Morgan, Inc. (NYSE: KMI) is the largest energy infrastructure company in North America. It owns an interest in or operates approximately 84,000 miles of pipelines and approximately 180 terminals. The company’s pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals, and handle bulk materials like coal and petroleum coke. For more information please visit www.kindermorgan.com.

About Southern Company
Southern Company (NYSE: SO) is America's premier energy company, with 44,000 megawatts of generating capacity and 1,500 billion cubic feet of combined natural gas consumption and throughput volume serving 9 million electric and gas utility customers through its subsidiaries. The company provides clean, safe, reliable and affordable energy through electric utilities in four states, natural gas distribution utilities in seven states, a competitive generation company serving wholesale customers across America and a nationally recognized provider of customized energy solutions, as well as fiber optics and wireless communications. Southern Company brands are known for excellent customer service, high reliability and affordable prices that are below the national average. Through an industry-leading commitment to innovation, Southern Company and its subsidiaries are inventing America's energy future by developing the full portfolio of energy resources, including carbon-free nuclear, 21st century coal, natural gas, renewables and energy efficiency, and creating new products and services for the benefit of customers. Southern Company has been named by the U.S. Department of Defense and G.I. Jobs magazine as a top military employer, recognized among the Top 50 Companies for Diversity by DiversityInc, listed by Black Enterprise magazine as one of the 40 Best Companies for Diversity and designated a Top Employer for Hispanics by Hispanic Network. The company has earned a National Award of Nuclear Science and History from the National Atomic Museum Foundation for its leadership and commitment to nuclear development and is continually ranked among the top utilities in Fortune's annual World's Most Admired Electric and Gas Utility rankings. Visit our website at www.southerncompany.com.

Cautionary Statements Regarding Forward-Looking Information
This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements, among other things, concerning the expected benefits of the transaction, including future growth opportunities. These forward-looking statements are often characterized by the use of words such as “expect,” “anticipate,” “plan,” “believe,” “may,” “should,” “will,” “could,” “continue”, “opportunity” and the negative or plural of these words and other comparable terminology. Although Southern Company and Kinder Morgan believe that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties and undue reliance should not be placed on such statements. Certain material factors or assumptions are applied in making forward-looking statements. Actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: the possibility that the anticipated benefits from the transaction cannot be fully realized or may take longer to realize than expected; the diversion of management time on transaction-related issues; the impact of legislative, regulatory and competitive changes; and other risk factors relating to the energy industry, as detailed from time to time in each of Southern Company’s and Kinder Morgan’s reports filed with the Securities and Exchange Commission. Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found under Item 1.A. in Southern Company’s and Kinder Morgan’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2015 and Southern Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. The foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. All subsequent written and oral forward-looking statements concerning the transaction or other matters attributable to Southern Company, Kinder Morgan or any other person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. The forward-looking statements contained herein speak only as of the date of this release. Neither Southern Company nor Kinder Morgan undertakes any obligation to update or revise any forward-looking statement, except as may be required by law.

Kinder Morgan Contacts
Media Relations	Investor Relations
Dave Conover	(713) 369-9490
(713) 369-9407	km_ir@kindermorgan.com
dave_conover@kindermorgan.com	www.kindermorgan.com

Southern Company Contacts
Media Relations	Investor Relations
(404) 506-5333 or (866) 506-5333	Aaron Abramovitz
www.southerncompany.com	(404) 506-0780
apabramo@southernco.com

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